CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
Floating Rate Medium-Term Notes, Series B, due August 15, 2018	$650,000,000	$ 75,335.00

Rule 424(b)(2)

Registration No. 333-202281

Pricing Supplement dated February 10, 2017

(To Prospectus dated February 25, 2015 and Prospectus Supplement dated February 26, 2015)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236TDT9

Principal Amount (in Specified Currency): $650,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Initial Trade Date: February 10, 2017

Original Issue Date: February 15, 2017

Stated Maturity Date: August 15, 2018

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on February 13, 2017 plus the Floating Rate Spread.

Interest Payment Dates: Each February 15, May 15, August 15 and November 15, beginning on May 15, 2017 and ending on the Stated Maturity Date

Net Proceeds to Issuer: $ 649,707,500

Agent:	RBC Capital Markets, LLC (“RBC”)
RBC’s Discount or Commission: 0.045%
RBC’s Capacity:

☐ Agent

☒ Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

☒ Regular Floating Rate Note

☐ Inverse Floating Rate Note:

Fixed Interest Rate:

☐ Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

☐ Other Floating Rate Note

(See attached Addendum)

Interest Rate Basis:

☐ CD Rate

☐ CMS Rate

☐ CMT Rate

☐ Commercial Paper Rate

☐ Eleventh District Cost of Funds Rate

☐ Federal Funds Rate

☐ Federal Funds OIS Compound Rate

☒ LIBOR

☐ Prime Rate

☐ Treasury Rate

☐ Other (see attached Addendum)

If CMS:

Designated CMS Maturity Index:

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

☐ T7051

☐ T7052

If LIBOR:

Designated LIBOR Page: Reuters

Index Currency: U.S. dollars

If CD Rate or LIBOR

Index Maturity: 3 month

Floating Rate Spread (+/-): +0.230%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: February 15, 2017

Interest Reset Dates: Each Interest Payment Date

Interest Rate Reset Period: Quarterly

Interest Rate Reset Cutoff Date: N/A

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:

☐ 30/360

☒ Actual/360

☐ Actual/Actual

Business Day Convention

☐ Following

☒ Modified Following, adjusted

Business Days: New York and London

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check ☐, and specify:

Initial Interest Accrual Date:

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about February 15, 2017.

ADDITIONAL TERMS OF THE NOTES

United States Federal Taxation

As discussed in the section of the accompanying Prospectus Supplement entitled “United States Federal Taxation,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the Notes. However, under a recent IRS notice, withholding under “FATCA” will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions of the Notes. You should consult your tax adviser regarding the potential application of “FATCA” to the Notes.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the accompanying Prospectus Supplement entitled “United States Federal Taxation.”

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this pricing supplement and related prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated February 25, 2015 and filed as Exhibit 5.1 to TMCC’s Registration Statement on Form S-3 (File No. 333-202281) filed with the Securities and Exchange Commission on February 25, 2015.